WABCO

WABCO North America.

2770 Research Drive
Rochester Hills, MI 48309
USA
www.wabco-auto.com

November 12, 2012

Nikhil Varty

Dear Nik,

We are pleased to confirm our offer to propose you the position of **President Americas and Mergers & Acquisitions** reporting to Jacques Esculier, Chairman & Chief Executive Officer. You will be located in Rochester Hills, USA. As a consequence, your assignment to Brussels, Belgium will end on **December 31 2012**.

As discussed, your current compensation package will be continued and will be comprised of the following elements:

- an annual base salary of $360,500 or a monthly rate of $30,041.67.

- an eligibility to participate in our Annual Incentive Plan (AIP) with a target of 60% of your annual base salary.

- an eligibility to participate in our Cash Long Term Incentive Plan (LTIP) with a target of 45 % of your annual base salary

- an eligibility to participate in our annual equity incentive program with annual grants determined by the CNG committee of WABCO's Board of Directors. This does not constitute a commitment for an equity award or the amount of such award for any period. All awards will be subject to the terms and conditions of the WABCO Omnibus Incentive Plan.

- an annual car allowance of $14,000

You will continue to benefit from our Executives Perquisite program including a Financial planning budget of $10,000 p.a.. an annual Executive Health check and the Executive Life Insurance.You will also be entitled to participate in the WABCO US Benefits Program and you will be provided with four weeks vacation per annum accrued and paid according to existing policy. You will receive a full benefit package including the benefit enrollment information on or before your first day of work.

In your position you will be eligible to receive severance in case of "Change in Control", which is only triggered in the event of a change in control AND either termination:

(a) by the Company within 24 months of CIC, not for Cause or
(b) by the individual for Good Reason

In the event of CIC and according to WABCO's CIC severance plan, you will be entitled to 2 times your base salary plus 2 times your AIP at target.

To reduce any concerns regarding termination of employment, we will provide you with severance of 1.5 times the base salary plus your AIP if you are involuntary terminated for any reason other than Cause. It is explicitly agreed that the above exceptional benefit will only be payable to you if you sign a release form for all claims against the Company or affiliated companies within 45 days after the termination of the employment relating to any and all indemnity(ies) or benefit(s) due or payable to you as a result or in connection with the termination of your employment with the Company or affiliated companies. In this regard, special reference is

WABCO

WABCO North America.

2770 Research Drive
Rochester Hills, MI 48309
USA
www.wabco-auto.com

amongst others made to the WABCO Change In Control Plan. The "Change in Control" severance and the above severance benefit cannot be cumulated.

This offer of employment is contingent upon your compliance with the Immigration and Naturalization Reform Act of 1997, the company's "Agreement Relating to Assignment of Inventions, Non-Disclosure of Confidential Information" and Code of Conduct.

WABCO maintains an employment-at-will policy, which means that you or the company can terminate your employment with or without cause, at any time and for any reason. There is nothing in this letter that is intended to constitute a contract of employment for a guaranteed period of time. The terms of this letter cannot be modified or changed unless done so in writing by the CHRO. This letter supersedes any verbal or written communication prior to this date.

Please sign below indicating your acceptance of this offer.

Sincerely,

11-13-12

Kevin Tarrant
Chief Human Resources Officer

* *Enclosures*

For acceptance

11/19/12

Nikhil Varty